Exhibit 10.40
OPTION AGREEMENT
UNDER THE PATHEON N.V.
2016 OMNIBUS INCENTIVE PLAN

This Award Agreement (this "Option Award Agreement"), dated as of July 20, 2016 (the "Date of Grant"), is made by and between Patheon N.V., a Dutch public limited company (the "Company"), and Mr. Michel Lagarde (the "Participant"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Patheon N.V. 2016 Omnibus Incentive Plan (the "Plan"). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Option. The Company hereby grants to the Participant an option (the "Option") to purchase 714,286 Common Shares at an exercise price per share of $21.00 (the "Exercise Price"), subject to all of the terms and conditions of this Option Award Agreement and the Plan.

2. Vesting and Option Term. Subject to Section 4 of this Option Award Agreement, the Option shall vest upon achievement of the following Consolidated EBITDA targets for any twelve (12) month period concluding prior to the seventh (7) anniversary of the Date of Grant:

(i) 1/3rd of the Common Shares subject to the Option shall vest upon the achievement of
Consolidated EBITDA of $700 million.

(ii) 1/3rd of the Common Shares subject to the Option shall vest upon the achievement of Consolidated EBITDA of $850 million.

(iii) 1/3rd of the Common Shares subject to the Option shall vest upon the achievement of Consolidated EBITDA of $1,000 million.

Consolidated EBITDA shall be calculated as soon as practicable following the end of each calendar month (each such date, a "Determination Date") and the Participant shall vest in the resulting portion of the Option (if any) subject to the Participant's continued service through the applicable Determination Date. "Consolidated EBITDA" shall have the meaning assigned to such term in that certain Credit Agreement, dated March 11, 2014, by and among the Company, UBS AG, Stamford Branch and the lenders from time to time party thereto, as amended on each of September 29, 2014 and March 31, 2015, (the "Credit Agreement") as in effect upon the Date of Grant. All determinations made by the Administrator related to the calculation of Consolidated EBITDA shall be final and binding on the Participant.

The Option shall become exercisable with respect to the number of Common Shares subject to the vested portion of the Option. The Option, or any portion thereof, that is unvested on the seventh (7) anniversary of the Date of Grant shall terminate without consideration. The term of the Option and of this Option Award Agreement (the "Option Term") shall commence on the Date of Grant set forth above and, unless previously terminated pursuant to the immediately preceding sentence or Section 4 of this Option Award Agreement, shall terminate upon the tenth anniversary of the Date of Grant (the "Expiration Date"). Once exercisable, the Option shall continue to be exercisable at any time or times prior to the Expiration Date, subject to the provisions hereof and of the Plan. As of the Expiration Date, all rights of the Participant hereunder shall terminate without consideration.

Option Award Agreement

Exhibit 10.40
3. Restrictions. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture until any requirements or restrictions contained in this Option Award Agreement or the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing. This Option Award Agreement shall not be assignable by the Participant.

4. Termination of Employment. Subject to Section 14 of the Plan and except as otherwise explicitly set forth in a written individual agreement entered into by the Participant and the Company or any of its Subsidiaries, the following provisions shall apply:

(a) Termination of Employment for Cause. Upon the termination of the Participant's employment with the Company and all Affiliates thereof by the Company for Cause, this Option Award Agreement shall terminate, all rights of the Participant with respect to the Option (whether or not exercisable) shall immediately terminate, and neither the Participant nor any of the Participant's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Option.

(b) Qualifying Termination of Employment. Upon termination of the Participant's employment with the Company and all Affiliates thereof (i) on account of death, (ii) due to Disability, (iii) by the Company without Cause or (iv) by the Participant for Good Reason, the Participant shall vest in the next tranche of the Option if the Consolidated EBITDA target related to such tranche is determined to be achieved on a Determination Date that occurs within the six month period following such termination of employment. After giving effect to the foregoing, (A) the Option shall terminate to the extent not vested (or eligible to become vested) on the date of such termination of employment and (B) the portion of the Option that is vested as of the date of the Participant's termination of employment, or becomes vested pursuant to this Section 4(b), shall remain exercisable for a period of one (1) year from and including the date of termination of the Participant's employment and thereafter such vested portion of the Option, if not exercised, shall terminate. For the avoidance of doubt, if the applicable Consolidated EBITDA target is not achieved, the portion of the Option eligible to vest pursuant to this Section 4(b) shall terminate six months following the Participant's termination of employment.

(c) Termination of Employment for any Other Reason. Upon the Participant's termination of employment with the Company and all Affiliates thereof for any reason other than the reasons enumerated in subsections (a) or (b) above, the portion of the Option that is exercisable as of the date of such termination of employment shall remain exercisable for a period of ninety (90) days (and shall terminate thereafter). Subject to Section 4(b), all additional portions of the Option which are not exercisable as of the date of such termination of employment shall terminate upon the date of such termination of employment.

5. Option Award Agreement Subject to Plan. This Option Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Option Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. For the avoidance of doubt, the treatment of this Option following a Change in Control shall be governed by Section 14 of the Plan

Option Award Agreement

Exhibit 10.40
6. No Rights to Continuation of Employment. Nothing in the Plan or this Option Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant's employment at any time for any reason whatsoever, with or without Cause.

7. Tax Withholding. The Participant is responsible for all taxes, including any federal, state, or local taxes, social security contributions and national insurance premiums due in respect of the Option and the issuance of Common Shares thereof. The Company or a Subsidiary shall be entitled to deduct from the Common Shares otherwise issuable hereunder or other compensation payable to the Participant any sums required by federal, state, local or foreign tax law to be withheld or to satisfy any applicable payroll deductions with respect to the Option. Subject to applicable law, the Company or a Subsidiary shall withhold from Common Shares otherwise issuable upon exercise of the Option, a portion of those Common Shares with an aggregate Fair Market Value (defined as in the Plan but measured as of the date of exercise) equal to the amount of the applicable withholding taxes, contributions and/or premiums; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company's or the Subsidiary's required tax withholding obligations using the minimum statutory withholding tax rates (or such other amount as may be permitted by applicable law and accounting standards); provided, further, that, subject to applicable law, the Participant may elect to remit to the Company, or the relevant Subsidiary, an amount in cash sufficient to satisfy the applicable withholding taxes, contributions and/or premiums and receive the number of Common Shares issuable hereunder, provided the Company, or the relevant Subsidiary, is notified of the Participant's intention to remit cash prior to the date the Option is subject to taxation.

8. Section 409A Compliance. The intent of the parties is that the payments under this Option Award Agreement are exempt from, or to the extent subject thereto, comply with, Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Option Award Agreement shall be interpreted and administered in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this Option Award Agreement until the Participant would be considered to have incurred a "separation from service" within the meaning of Section 409A of the Code. Any payments described in this Option Award Agreement that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Option Award Agreement, to the extent that any payment (including Common Share delivery) is to be made upon a separation from service and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant's death, if earlier).

9. Governing Law. This Option Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

Option Award Agreement

Exhibit 10.40
10. Option Award Agreement Binding on Successors. The terms of this Option Award Agreement shall be binding upon the Participant and upon the Participant's heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

11. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Option Award Agreement, including but not limited to all acts and documents related to compliance with federal, state or foreign securities and/or tax laws.

12. Severability. Should any provision of this Option Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Option Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Option Award Agreement. Moreover, if one or more of the provisions contained in this Option Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

13. Entire Option Award Agreement. Except as set forth in Section 4 hereof, this Option Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

14. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

15. Counterparts; Electronic Signature. This Option Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant's electronic signature of this Option Award Agreement shall have the same validity and effect as a signature affixed by the Participant's hand.

16. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto. Notwithstanding the foregoing, the Administrator shall have the authority to make equitable adjustments to the calculation of Consolidated EBITDA in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

17. Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive

Option Award Agreement

Exhibit 10.40
personal data, e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the "Information") and providing the Company and/or the Subsidiary's agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to a country outside the country in which the Participant provides services including to a country which may not have the same level of data protection laws as his/her home country. The Participant acknowledges that s/he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his/her local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.

18. Additional Matters. This Option Award Agreement is intended to comply with the applicable laws of any country or jurisdiction where the Option is granted under the Plan, and all provisions hereof shall be construed in a manner to so comply.

Option Award Agreement

Exhibit 10.40
IN WITNESS WHEREOF, the parties hereto have executed this Option Award Agreement as of the date set forth above.

PATHEON N.V.

By /s/ Jim Mullen

Print Name: Jim Mullen
Title: Chief Executive Officer

The undersigned hereby accepts and agrees to all the terms and provisions of the Plan and foregoing Option Award Agreement.

Michel Lagarde

PARTICIPANT

Signature: /s/ Michel Lagarde
Michel Lagarde

Option Award Agreement